SECURED PROMISSORY NOTE

$350,000.00	November 9, 2006

For value received, Zeros & Ones, Inc. ("Company"), promises to pay to the order of WAA, LLC (herein, together with its successors and assigns who become holders of this Note, the "Holder"), the principal sum of Three Hundred and Fifty Thousand Dollars $350,000.00 (the "Principal Amount"), together with interest thereon at the rate of 8% per annum (subject to adjustment as set forth in Section 1 below).

1. Interest. Interest shall accrue beginning on the date of this Note and shall continue to accrue on the unpaid principal hereof until this Note is paid in full or otherwise converted as herein provided. Interest shall be paid quarterly on each January 1, April 1, July 1 and October 1, commencing with January 1, 2007. Notwithstanding the provisions of this Note, if the rate of interest payable hereunder is limited by law, the rate payable hereunder shall be the lesser of: (a) the rate set forth in this Note; or (b) the maximum rate permitted by law. Upon an Event of Default, as defined in Section 4, and so long as that Event of Default continues, the interest rate shall increase from 8% per annum to 10% per annum from the date of the Event of Default to the date of payment.

2. Principal Payments.

2.1 Pro Rata Payments. It is understood that the Company also owes to Mark Laisure and Scott Fairbairn approximately $350,000 each (the “Management Debt”). For as long as any amount is outstanding under this Note, the Company will not make any payment of the Management Debt unless at the same time it pays under this Note an amount equal to one half of the payment of Management Debt. For example, if the Company repays $100,000 to Mark Laisure and $100,000 to Scott Fairbairn for a total repayment of $200,000 of Management Debt, the Company must also repay $100,000 of the amount outstanding under this Note. The timing and total amounts of such repayments of Management Debt and amounts owed under this Note shall be determined (subject to Section 2.2 below) by agreement between Laisure, Fairbairn and Waldman.

2.2 Maturity Date. If not previously paid pursuant to the provisions above, all principal and any unpaid interest under this Secured Promissory Note shall be due on November 9, 2009, three years from the date of issuance of this Note. Upon the occurrence of an Event of Default, Holder may declare all amounts outstanding under the Note immediately due and take any other action provided under the Security Agreement or otherwise allowed by law.

Promissory Note Zeros & Ones, Inc. to WAA, LLC
November 9, 2006

2.3 Optional Prepayment. The Company shall have the right to prepay this Note at any time.

2.4 Method of Payment. All payments of principal and interest under this Note shall be made in lawful money of the United States of America in cash or cash equivalent at c/o Dana Waldman, 128 Waverly Place, Mountain View, CA 94040, or at such other place as Holder shall have designated in writing.

3. Security Interest.

3.1 Grant. The Company hereby grants to Holder a security interest in and to the Collateral (as defined in Section 3.2 below) to secure the due, punctual and unconditional performance by the Company of its obligations under this Note. The Company agrees to participate in the preparation of and to execute one or more financing statements and appropriate filings with the U.S. Patent and Trademark Office as required and to take any other acts as the Holder may reasonably request, in order to evidence or to perfect the security interest granted herein. However, this Note is a full recourse note and Holder may, at its option, elect to proceed directly against the Company, whether before, after or without proceeding against any or all of the Collateral.

3.2 Collateral. “Collateral” shall mean all of the Company’s right, title and interest in and to the following items of personal property of the Company, whether tangible or intangible, presently owned or subsequently acquired, wherever located:

(a) all of the assets transferred to the Company under the Assignment dated the same date as this Note from WAA, LLC to the Company; and

(b) all proceeds and products of any property described in clause (a) or this clause (b), whether received upon the sale, lease, transfer, damage or destruction of such property or otherwise.

3.3 Remedies. Upon the occurrence and continuation of an Event of Default under this Note the Holder shall have the right to exercise any or all available legal and equitable rights and remedies available to a secured party either directly or through an agent or agents. The Company hereby irrevocably appoints the Holder as its lawful attorney-in-fact with full power to take all actions and execute and acknowledge all documents with respect to the Collateral that the Holder may deem necessary or advisable to secure any of the Holder’s rights as provided herein upon the occurrence of an Event of Default. This appointment as attorney-in-fact is irrevocable as it is coupled with an interest.

Promissory Note Zeros & Ones, Inc. to WAA, LLC
November 9, 2006

3.4 Termination of Security Interest. The security interest of Holder under this Note shall terminate upon the complete and unconditional performance of all obligations of the Company under this Note. Upon such termination, the Holder shall execute and deliver to the Company any instruments reasonably requested by the Company to evidence the termination of the security interest hereby created.

4. Events of Default. The occurrence of any of the following shall be deemed to be an event of default (an "Event of Default"):

4.1 failure to make any payment of principal, interest or other amounts when due according to the terms of this Note;

4.2 failure to comply with any other covenant or obligation under this Note, if that failure is not subject to cure, or remains uncured for a period of thirty days after written notice from the Holder;

4.3 both Mark Laisure and Scott Fairbairn cease to be employed by the Company (or a subsidiary of the Company) or either of them sells capital stock (or securities convertible into or exerciseable for capital stock) representing more than 2% of the voting power of the Company’s capital stock; provided, however, that more than 2% of the voting power of the Company’s capital stock may be transferred without constituting a default under this Note if the transfer is a private transfer to a family member or to a controlled entity of Mark Laisure or Scott Fairbairn; provided, further, that any further transfer by that family member or entity controlled by Laisure or Fairbairn shall be treated as a transfer by Laisure or Fairbairn;

4.4 The Company or any of its subsidiaries pays any of the Management Debt, without the corresponding pro rate payment required under Section 2.1 of this Note;

4.5 The Company or any of its subsidiaries (i) is generally not paying its debts as they become due, (ii) files any petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation (a "Filing"), (iii) files any answer admitting or not contesting the material allegations of a petition filed against the Company or such subsidiary in any such proceeding, (iv) seeks, consents to or acquiesces in the appointment of any trustee, custodian, receiver or liquidator of the Company or such subsidiary all or any substantial part of its properties (an "Appointment"), or (v) takes any action for the purpose of any of the foregoing; or

Promissory Note Zeros & Ones, Inc. to WAA, LLC
November 9, 2006

4.6 a Filing is made against the Company or any of its subsidiaries without its consent and is not stayed or dismissed within 60 days, or an order for an Appointment is entered.

5. Covenants. The Company covenants and agrees that, until the payment in full of all principal and interest with respect to this Note together with any other amounts then owed hereunder, or unless Holder consents:

5.1 Mergers and Consolidations. The Company will not merge or consolidate with or into any other corporation or other entity (or cause a subsidiary of the Company to merge or consolidate with or into any entity other than a wholly owned subsidiary of the Company), unless the stockholders (excluding any Acquiring Stockholder) of the Company immediately prior to any such transaction are holders immediately after that event of at least a majority of the voting power of the surviving corporation or entity, or of the acquiring corporation or entity or the entity controlling the surviving corporation. An “Acquiring Stockholder” means any person or entity that holds stock of the Company prior to the transaction in question, and that, together with any affiliates, owns more than 50% of the voting capital stock of the surviving corporation following the transaction;

5.2 Asset Transfers. The Company will not sell or otherwise transfer more than 50% in value of the assets of the Company (including the assets of its subsidiaries), or effect any series of related transactions resulting in the sale or other transfer of more than 50% in value of the assets of the Company (including the assets of its subsidiaries), excluding, in each case, sales of inventory in the ordinary course of business;

5.3 Dividends and Repurchases. The Company will not declare or make any dividend payment (other than a stock dividend), or make any other distribution of cash, property or assets, in respect of any of its capital stock, or purchase, redeem, retire or otherwise acquire for value any shares of its capital stock.

5.4 Application of Equity Financing. The Company will apply to payment of the Note (and the Management Debt) at least a portion (with the exact amount to be agreed by Dana Waldman and the Company) of any funds raised from the sale of common stock, preferred stock, debt that is convertible to stock, options or warrants to purchase stock, or other equity securities, excluding, however, proceeds from the sale of shares of common stock issued or issuable hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any subsidiary upon the exercise of stock options or pursuant to restricted stock purchase agreements that are approved by a majority of the Company’s Board of Directors or Securities Issuance Committee.

Promissory Note Zeros & Ones, Inc. to WAA, LLC
November 9, 2006

6. Waiver of Presentment, Notice and Other Formalities. The Company and any endorser or other person liable under this Note (if any) expressly agree that (a) presentment, notice of dishonor, and protest, notice of protest and any and all demands or notices are hereby waived; (b) this Note shall be binding upon the Company and any endorser (if any) and their respective successors in interest; and (c) this Note and any payment hereunder may be extended from time to time without in any way affecting liability hereunder.

7. Amendments and Waivers. This Note may only be amended or waived with the written consent of the Holder and the Company.

8. Replacement of Note. In the case of the loss, theft or destruction of this Note, the Company shall execute and deliver to the Holder a replacement hereof upon delivery by the Holder to the Company of evidence reasonably satisfactory to the Company of the loss, theft or destruction along with an indemnity agreement reasonably satisfactory in form and substance to the Company.

9. Assignment. This Note may not be assigned by the Company without the prior written consent of the Holder. Any party to whom the Holder transfers the Note takes it subject to any defense that the Company could raise against WAA, LLC. A merger or consolidation of the Company (or Holder) with or into any other corporation or other entity shall be deemed to be an assignment hereof, unless immediately after that event the stockholders (excluding any Acquiring Stockholder as defined in Section 5.1 above) of the Company (or Holder) immediately prior to any such transaction are holders of at least a majority of the voting power of the surviving corporation or entity, or of the acquiring corporation or entity or the entity controlling the surviving corporation.

10. Governing Law; Jurisdiction. This Note shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to its conflicts of laws principles. The parties consent to the personal jurisdiction of the state and federal courts located in California, for purposes of any action under or pertaining to this Note.

11. Severability. If one or more provisions of this Note are held to be unenforceable under applicable law, such provision shall be excluded from this Note and the balance of the Note shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12. Attorneys’ Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Note, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and disbursements in addition to any other relief to which such party may be entitled.

Promissory Note Zeros & Ones, Inc. to WAA, LLC
November 9, 2006

13. Entire Agreement. This Note, together with the list of assets transferred to the Company under the Assignment referred to in Section 3.2, constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous negotiations, agreements and understandings.

14. Counterparts; Electronic Delivery. This Note may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic delivery of an executed counterpart of this Note (whether by fax, email or otherwise) shall be equally as effective as delivery of an originally executed tangible copy of the same. Any party doing so shall also deliver the originally executed hard copy of same promptly thereafter, but the failure by such party to do so shall not affect the validity, enforceability and binding effect of this Note.

(SIGNATURES ON FOLLOWING PAGE)

Promissory Note Zeros & Ones, Inc. to WAA, LLC
November 9, 2006

IN WITNESS WHEREOF, the Company has issued this Note on the day and year written on the first page of the Note.

ZEROS & ONES, INC.

By:	/s/ Mark M. Laisure
Title:	President

AGREED AND ACCEPTED BY HOLDER: WAA, LLC

By:	/s/ Dana Waldman
Dana Waldman

Promissory Note Zeros & Ones, Inc. to WAA, LLC
November 9, 2006